Exhibit 4.39

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT
BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

[*****] indicates the redacted confidential portions of this exhibit.

July 4, 2022

Kamada Ltd.

(“Kamada”)

Via Email

TUTEUR S.A.

25 de Mayo 455

11400 Montevideo

Uruguay

Re: Letter Agreement

Reference is made to the Distribution Agreement, dated May 20, 2020, as amended on March 18, 2021 (the “Distribution Agreement”), between TUTEUR S.A., a corporation incorporated under the laws of Uruguay (“Distributor”), and Kamada Ltd, a corporation organized under the laws of Israel (“Kamada”, and together with the Distributor, hereinafter, the "Parties"). Capitalized terms used herein but not otherwise defined herein have the meanings ascribed to such terms in the Distribution Agreement celebrated between Kamada and Tuteur S.A.C.I.F.I.A, affiliate company of the Distributor.

Under this letter agreement (the "Letter Agreement"), the Parties wish to document their understandings with regards to Distributor's targeted screening program for Alpha-1 Antitrypsin Deficiency ("AATD") in Uruguay in patients diagnosed with chronic obstructive pulmonary disease (the "Study") to promote identifying AATD patients suitable for Glassia treatment.

The Distributor shall be fully responsible for the Study to be conducted at Sociedad Uruguaya de Neumologia, Montevideo, Uruguay (the "Institution") and Kamada will support the funding of the Study under the following terms and conditions:

1.	Kamada will support the funding of the Study a total sum of [*****] (the "Funding").

2.	Kamada will perform monthly payments to Distributor's bank account, within [*****] of receipt of all valid invoices by Kamada. Each Party shall bear and pay its own bank fees and charges in connection with payments made hereunder.

3.	Distributor undertakes to provide Kamada any and all collected data, information, results and reports generated or derived as the result of the Study ("the Data"). Distributor shall ensure that the Data shall be provided in a de-identified form and shall be responsible for all consents, approvals and permits as may be necessary to allow Kamada's rights in accordance with this Section 2, all in accordance with applicable privacy laws and regulations, including, to the extent required, a reference to Kamada in the informed consents. Kamada shall be entitled to use such data for any lawful purpose.

4.	Distributor undertakes that the Study is deemed legal by the applicable medical authorities, and in accordance with the local statutory regulations and legislation in Uruguay. Distributor shall receive in advance all necessary approvals for the Study, and to comply with all applicable local statutory regulations and legislation, including among other things, privacy provisions in accordance with any applicable privacy laws.

5.	The Study shall be conducted in accordance with the study protocol attached herein.

●	www.kamada.com

Head Office 2 Holzman St., Science Park, P.O. Box 4081, Rehovot, 7670402, Israel | Tel. +972-8-9406472 | Fax. +972-89406473

Plant Kibbutz Beit Kama, M.P Negev 8532500, Israel | Tel. +972-8-9913111 | Fax. +972-8-9912083

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT
BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

[*****] indicates the redacted confidential portions of this exhibit.

6.	The Distributor undertake to carry, at it's own cost and expense, any supplementary or complementary insurance, if according to applicable laws or regulations, such supplementary or complementary insurance is required.

7.	It is hereby acknowledged and agreed, that the Study is an investigator initiated Study. Accordingly, the Institution shall be solely responsible for the conduct and the monitoring of the Study and shall assume all obligations of sponsor and initiator of the Study as required by applicable laws, regulations and guidelines. Kamada shall not be responsible for or have any liability whatsoever arising from or in connection with (i) the conduct of any Study; (ii) the use by Institution and/or the Distributor of the study results; and/or (iii) any other sponsor related activities or obligations, except those obligations of Kamada as expressly set forth in this Letter Agreement.

8.	The Distribution Agreement shall remain in full force and effect (in accordance with and on and subject to its terms) as amended by this Letter Agreement. To the extent that any of the provisions of the Distribution Agreement are inconsistent with or conflict with the terms and provisions set forth in this Letter Agreement, the terms of this Letter Agreement shall control.

9.	Each Party hereto acknowledges and agrees that the terms and provisions of this Letter Agreement, constitute legally binding and enforceable undertakings and agreements by Distributor and Kamada with respect to its subject matter and supersedes all prior or contemporaneous communications between the Parties concerning such subject matter. Any amendment to or waiver under this Letter Agreement shall be made in writing, signed by the Parties hereto.

10.	This Letter Agreement shall be governed under the laws of England and Wales without giving effect to principles of conflicts of law. For purposes of all claims brought under this Agreement, each of the Parties hereby irrevocably submits to the non-exclusive jurisdiction of the state courts and federal courts located in London, England.

11.	A digital copy of the original invoices and receipts should be sent by email to Mr. [*****], Director of Marketing, doroni@kamada.com.

●	www.kamada.com

Head Office 2 Holzman St., Science Park, P.O. Box 4081, Rehovot, 7670402, Israel | Tel. +972-8-9406472 | Fax. +972-89406473

Plant Kibbutz Beit Kama, M.P Negev 8532500, Israel | Tel. +972-8-9913111 | Fax. +972-8-9912083

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT
BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

[*****] indicates the redacted confidential portions of this exhibit.

To confirm our mutual understanding, please acknowledge, sign and return a fully executed copy of this Letter Agreement.

Respectfully,

KAMADA LTD.

By:
Amir London, CEO

AGREED AND ACCEPTED

this [*] day of June, 2022

TUTEUR S.A.

By:
Name:
Title:

●	www.kamada.com

Head Office 2 Holzman St., Science Park, P.O. Box 4081, Rehovot, 7670402, Israel | Tel. +972-8-9406472 | Fax. +972-89406473

Plant Kibbutz Beit Kama, M.P Negev 8532500, Israel | Tel. +972-8-9913111 | Fax. +972-8-9912083